Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Operating Results

For The Third Quarter and Nine Months Ended September 30, 2006

COSTA MESA, Calif., November 2, 2006 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2006.

Overview

Quarter Ended September 30, 2006. During the third quarter of 2006, net interest income increased by $429,000, or 6%, and non-interest income increased by $153,000 or 65%, in each case as compared to the third quarter of 2005. Despite those increases, however, income from continuing operations, comprised of the Company’s commercial banking business, remained substantially unchanged at $1.7 million in this year’s third quarter, as compared to the same quarter last year, as non-interest expense offset the increases in income during this year’s third quarter. Net income totaled $1.7 million, or $0.16 per diluted share, in the third quarter of 2006, as compared to $1.5 million, or $0.14 per diluted share, in the same quarter of 2005, as operating results for the third quarter of 2005 included a loss of $259,000, or $0.02 per diluted share, from discontinued operations, which were comprised of our wholesale mortgage lending business and our securities brokerage business. As previously reported, we completed our exit from the wholesale mortgage business in the fourth quarter of 2005 and sold our securities brokerage business in the second quarter of 2006

Nine Months Ended September 30, 2006. For the nine months ended September 30, 2006, net interest income increased by $3.7 million, or 18%, and non-interest income increased by $176,000, or 22%, in each case as compared to the same nine months of 2005. Those increases more than offset an increase of $2.9 million, or 23%, in non-interest expense in the nine months ended September 30, 2006. As a result, income from continuing operations grew by $520,000, or 11%, to $5.3 million, or $0.50 per diluted share, from $4.8 million, or $0.45 per diluted share, in the nine months ended September 30, 2005. Discontinued operations sustained a loss of $189,000, or $0.02 per diluted share, in the nine months ended September 30, 2006, as compared to a loss of $730,000, or $0.07 per diluted share for the same period in 2005. As a result, net income grew by $1.0 million, or 26%, to $5.1 million, or $0.48 per diluted share, in the nine months ended September 30, 2006 from $4.1 million, or $0.38 per diluted share, in the same nine months of 2005.

The increases in net interest income in both the quarter and nine months ended September 30, 2006 were primarily attributable to increases in interest income of $4.5 million, or 37%, and $14.3 million, or 44%, respectively, due in large part to a $116 million, or 20% increase in outstanding loans, generated by our commercial banking operations, at September 30, 2006, as compared to loans outstanding at September 30, 2005.

“Our Commercial Banking Team has played a key role in converting our balance sheet from our investment portfolio and lower yielding wholesale mortgage loans into higher yielding commercial business loans in Southern California,” said Raymond E. Dellerba, President and CEO. Dellerba added, “This dedicated team of commercial lenders not only increased our total loan portfolio by 20% during the past year, but also replaced $25 million of lower yielding wholesale mortgage loans with a more diversified commercial lending portfolio over the last 12 months.”

The increase in loan volume more than offset the effects on our operating results of a decline in our net interest margin to 3.17% in the third quarter of 2006 from 3.42% for the third quarter of 2005. That decline was due primarily to the current flat interest rate yield curve and the competitive market for deposits. Net interest margin for the nine months ended September 30, 2006 remained substantially unchanged at 3.34%, as compared to 3.35% for the same nine months of 2005.

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PMBC Release

November 2, 2006

The increases in non-interest expense in the quarter and nine months ended September 30, 2006 were primarily attributable to (i) an expansion of our team of loan officers, (ii) the recognition of stock-based compensation expense of $122,000 and $458,000 in the three and nine months ended September 30, 2006, which was not required to be recognized in 2005, (iii) the addition of a new Corporate Banking Division in Costa Mesa and (iv) the opening, in the second quarter of 2005, of our full-service Inland Empire Financial Center, in Ontario California, our eighth full service banking and financial center and our first in the Inland Empire, which primarily affected our non-interest expense for the nine months ended September 30, 2006.

Results of Continuing Operations

Net Interest Income. Net interest income, a primary determinant of bank profitability, increased by $429,000, or 6%, to $8.0 million in the third quarter of 2006 from $7.6 million in the third quarter of the prior year. In the nine months ended September 30, 2006, net interest income increased by $3.7 million, or 18%, to $24.4 million from $20.7 million in the same nine months of 2005. These increases in net interest income were due, for the most part, to increases in interest earned on loans that were primarily attributable to (i) an increase in loan volume of $116 million, or 20%, to $706 million at September 30, 2006, from $590 million at September 30, 2005, and, (ii) to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans are tied. The increases in interest income, which totaled $4.5 million, or 37%, and $14.3 million, or 44%, respectively, in the quarter and nine months ended September 30, 2006, more than offset increases in interest expense of $4.0 million, or 88%, and $10.6 million, or 90%, respectively. Those increases in interest expense were primarily attributable to (i) increases in the volume of interest-bearing deposits, which were used to fund the increases in loans and other interest-earning assets and a reduction in outstanding borrowings, and (ii) to a lesser extent, increases in interest rates paid on deposits in response to increases in market rates of interest.

Non-interest Income. Non-interest income increased in the quarter and nine months ended September 30, 2006 by $153,000, or 65%, and by $176,000, or 22%, respectively, due primarily to a marked-to-market gain related to a mutual fund held in the investment portfolio.

Non-interest Expense. Non-interest expense increased by $737,000, or 16%, to $5.3 million in this year’s third quarter, and by $2.9 million, or 23%, to $15.6 million in the nine months ended September 30, 2006, in each case as compared to the respective corresponding period of 2005. Those increases were primarily attributable to (i) the addition of commercial loan officers in our Southern California Financial Centers, beginning in the second half of 2005, and (ii) the recognition, in accordance with FASB No. 123R, of stock-based compensation in the amounts of $122,000 and $458,000, respectively, in the quarter and nine months ended September 30, 2006. By contrast, stock based compensation was not required to be recognized in prior years. Also contributing to the increase in non-interest expense in the nine months ended September 30, 2006 was the opening, in June 2005, of our new Inland Empire Financial Center in Ontario. As a result of those increases in non-interest expense, our efficiency ratios (operating expenses as a percentage of total revenues from continuing operations) were 63% and 61%, respectively, in the quarter and nine months ended September 30, 2006, as compared to 58% and 59% in the same respective periods of 2005.

Discontinued Operations. Our discontinued operations consisted of our securities brokerage business in 2006 and our wholesale mortgage lending business and our securities brokerage business in 2005. As previously reported, we sold our securities brokerage subsidiary in the second quarter of 2006 and we exited the wholesale mortgage lending business during the second half of 2005. Therefore, discontinued operations had no impact on our operating results in this year’s third quarter, but sustained a loss of $189,000 in the nine months ended September 30, 2006. By comparison, in the quarter and nine month ended September 30, 2005, we recorded losses from discontinued operations (comprised of our wholesale mortgage and our securities brokerage businesses) of $259,000 and $730,000, respectively.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans from continuing operations, which exclude loans held for sale, increased by $116 million (net of the allowance for loan losses), or 20%, to $706 million at September 30, 2006, from $590 million at September 30, 2005. This increase contributed to a 12% increase in total assets to $1.0 billion at September 30, 2006, from $933 million at September 30, 2005.

Deposits also increased, growing by $142 million, or 25%, to $704 million at September 30, 2006, from $562 million at September 30, 2005. Contributing to that increase was a $137 million, or 65%, increase in time deposits, to $349 million at September 30, 2006, from $212 million at September 30, 2005, primarily, as a result of a marketing campaign that we began in the fourth quarter of 2005 to generate funds that we used to support the growth of our outstanding loans and other interest-

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PMBC Release

November 2, 2006

earning assets and to reduce outstanding borrowings. Non-interest bearing deposits declined by $5 million, or 3%, to $186 million at September 30, 2006, from $191 million at September 30, 2005. Savings and money market deposits increased by $10 million, or 8%, to $146 million at September 30, 2006, from $136 million at September 30, 2005. At September 30, 2006, non-interest bearing deposits and time deposits represented 26% and 50%, respectively, of total deposits, as compared to 34% and 38%, respectively, of total deposits at September 30, 2005. We believe that the decline in non-interest bearing deposits was related primarily to the business cycles of several industries, which include real estate and financial services firms.

We reduced other borrowings by $40 million, or 15%, to $220 million at September 30, 2006, from $260 million at September 30, 2005.

“As a result of the current interest rate environment, we continue to restructure our balance sheet by reducing our investment portfolio and lower yielding mortgage loans, through amortization, and replacing these investments with commercial loans,” said Nancy Gray, CFO. “We are also reducing our wholesale funding which partially supported the investment portfolio,” added Ms. Gray.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing or impaired totaled $781,000, or 0.11% of total loans outstanding, at September 30, 2006, as compared to $1.4 million, or 0.23% of total loans outstanding, at September 30, 2005. Loans 90 days past due totaled $212,000, or 0.03% of total loans outstanding, at September 30, 2006, as compared to $1.4 million, or 0.23% of total loans outstanding, at September 30, 2005. We had no restructured loans at September 30, 2006 or 2005. At September 30, 2006, the allowance for loan losses totaled $5.9 million, or 0.82%, of core loans outstanding, as compared to $4.7 million and 0.79%, respectively, at September 30, 2005. We increased the dollar amount of the allowance for loan losses by making provisions for loan losses in the quarter and nine months ended September 30, 2006, of $270,000 and $830,000, respectively, primarily in response to the increases in loan volume from continuing operations.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano, our newly relocated South County financial center, which just celebrated its grand opening on June 19th. In addition we have two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center, located in La Jolla; and one financial center serving Inland Empire, visible from the 10 Freeway, in Ontario, California, which opened in June 2005. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to the following:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

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PMBC Release

November 2, 2006

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in deterioration in the performance of our loan portfolio.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its year ended December 31, 2005, filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Release

November 2, 2006

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Percent Change	2006	2005	Percent Change
Total interest income	$16,604	$12,144	36.7%	$46,882	$32,594	43.8%
Total interest expense	8,609	4,578	88.1%	22,464	11,847	89.6%

Net interest income	7,995	7,566	5.7%	24,418	20,747	17.7%
Provision for loan losses	270	340	(20.6)%	830	690	20.3%

Net interest income after provision for loan losses	7,725	7,226	6.9%	23,588	20,057	17.6%
Non-interest income
Service charges & fees	174	164	6.1%	542	502	8.0%
Other non-interest income	215	72	198.6%	451	315	43.2%

Total non-interest income	389	236	64.8%	993	817	21.5%
Non-interest expense
Salaries & employee benefits	2,894	2,313	25.1%	8,635	6,590	31.0%
Occupancy and equipment	1,013	974	4.0%	2,953	2,875	2.7%
Other non-interest expense	1,354	1,237	9.5%	4,030	3,244	24.2%

Total non-interest expense	5,261	4,524	16.3%	15,618	12,709	22.9%

Income before income taxes	2,853	2,938	(2.9)%	8,963	8,165	9.8%
Income tax expense	1,151	1,196	(3.8)%	3,626	3,348	8.3%

Income from continuing operations, net of taxes	1,702	1,742	(2.3)%	5,337	4,817	10.8%
Loss from discontinued operations, net of taxes	—	(259)	(100.0)	(189)	(730)	(74.1)%

Net Income	$1,702	$1,483	14.8%	$5,148	$4,087	26.0%

Net income (loss) per basic share:
Income from continuing operations	$0.17	$0.18		$0.52	$0.47
Loss from discontinued operations	$0.00	$(0.03)		$(0.02)	$(0.07)

Net Income	$0.17	$0.15		$0.50	$0.40

Net income (loss) per diluted share:
Income from continuing operations	$0.16	$0.16		$0.50	$0.45
Loss from discontinued operations	$0.00	$(0.02)		$(0.02)	$(0.07)

Net Income	$0.16	$0.14		$0.48	$0.38

Weighted average shares outstanding (in thousands)
Basic	10,294	10,176		10,249	10,150
Diluted	10,762	10,648		10,766	10,583
Ratios from continuing operations(1)
ROA	0.66%	0.74%		0.71%	0.72%
ROE	7.87%	8.90%		8.41%	8.40%
Efficiency ratio	62.75%	57.99%		61.46%	58.94%
Net interest margin(1)	3.17%	3.42%		3.34%	3.35%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2006 and 2005 have been annualized.

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PMBC Release

November 1, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Percent Increase/(Decrease)
	2006	2005
ASSETS
Cash and due from banks	$16,017	$36,956	(56.7)%
Fed funds sold	58,800	40,000	47.0%
Interest bearing deposits	198	426	(53.5)%
Investments	244,762	250,759	(2.4)%
Loans (net of allowance of $5,869 and $4,690, respectively)	705,764	590,317	19.6%
Loans held for sale	—	828	(100.0)%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	17,300	13,306	30.0%

Total Assets	$1,043,678	$933,429	11.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$186,275	$191,131	(2.5)%
Interest bearing deposits
Interest checking	21,960	23,126	(5.0)%
Savings/money market	146,386	135,929	7.7%
Certificates of deposit	349,432	212,310	64.6%

Total interest bearing deposits	517,778	371,365	39.4%

Total deposits	704,053	562,496	25.2%
Other borrowings	220,116	259,706	(15.2)%
Other liabilities	6,086	5,270	15.5%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	958,092	855,309	12.0%
Shareholders’ equity	85,586	78,120	9.6%

Total Liabilities and Shareholders’ Equity	$1,043,678	$933,429	11.8%

Tangible book value per share(1)	$8.63	$7.92	9.0%

Shares outstanding	10,298,364	10,176,008

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances	Nine Months Ended September 30,
(dollars in thousands)	2006	2005
Average gross loans (*)	$691,284	$546,133
Average loans held for sale	$—	$30,317
Average earning assets	$975,700	$852,763
Average assets	$1,007,986	$894,487
Average equity	$84,803	$76,650
Average interest bearing deposits	$441,215	$368,552

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data	At September 30,
(dollars in thousands)	2006	2005
Total non-performing assets	$781	$1,354
Net charge-offs year-to-date	$87	$32
Allowance for loan losses	$5,869	$4,690
Allowance for loan losses /gross loans (excl. loans held for sale)	0.82%	0.79%
Allowance for loan losses /total assets	0.56%	0.50%

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